Exhibit 99

News Release – April 8, 2004

FRANKLIN FINANCIAL SERVICES CORPORATION

Kenneth C. Ditzler (717) 261-3665

Franklin Financial declares 5 for 4 Stock Split

(Chambersburg, PA) — Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, today announced that its board of directors declared a 5 for 4 stock split in the form of a twenty-five percent (25%) stock dividend.

The 5 for 4 stock split in the form of a 25% stock dividend is payable June 28, 2004 to shareholders of record as of the close of business on June 14, 2004. Under this stock split in the form of a stock dividend, one additional share of Franklin Financial common stock will be issued for every four shares held by a shareholder on the record date.

In addition, the board of directors has declared a $0.26 per share cash dividend for the second quarter of 2004. Total regular cash dividends paid during the first two quarters of 2004 will be $.52 per share, compared to $.50 per share paid during the same period in 2003, an increase of 4.0%.  The second quarter cash dividend will be paid on May 21, 2004 to shareholders of record at the close of business on May 7.

“The stock split in the form of a stock dividend is made possible by our strong capital position and reflects our continuing commitment to enhancing long-term shareholder value,” commented William E. Snell, Jr., President and Chief Executive Officer. “The stock split and the resulting increase in our regular quarterly cash dividend is the reflection of our strong financial position and the successful implementation of our long-term strategy of profitable growth.”

Franklin Financial Services Corporation is a Chambersburg, Pennsylvania based bank holding company with assets of approximately $550 million at March 31, 2004.  Its wholly-owned subsidiary, F&M Trust Company, is an independent community bank which operates 16 community banking offices in Franklin and Cumberland counties.